Via Facsimile
Mail Stop 6010


February 13, 2006


Mr. J.P. Garnier
Chief Executive Officer
GlaxoSmithKline PLC
980 Great West Road
Brentford, Middlesex
TW8 9GS  England

      Re:	GlaxoSmithKline PLC
		Form 20-F for Fiscal Year Ended December 31, 2004
	            Filed March 8, 2005
		File No.  1-15170

Dear Mr. Garnier:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

							Sincerely,


							Jim B. Rosenberg
							Senior Assistant Chief
Accountant
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J.P. Garnier
GlaxoSmithKline PLC
October 19, 2005
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